QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 21.1

Subsidiaries of the Registrant

Name of Subsidiary	Jurisdiction of Organization
OvaScience Securities Corporation	Massachusetts

QuickLinks

  EXHIBIT 21.1
Subsidiaries of the Registrant